Exhibit 10.12
EXECUTION VERSION

UNIT PURCHASE AGREEMENT
dated as of July 17, 2024
among
INSOMNIA COOKIES HOLDINGS, LLC, MISTRAL SLEEPLESS HOLDINGS, LLC,
and
VERLINVEST COOKIES HOLDINGS, INC.

ARTICLE I

PURCHASE AND SALE OF PREFERRED UNITS
Section 1.1    Sale and Issuance of Preferred Units    2
Section 1.2    Closing    2
Section 1.3    Use of Proceeds    3
Section 1.4    Closing Deliveries and Other Actions    3
Section 1.5    Further Assurances.    4
Section 1.6    Tax Withholding    4
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 2.1    Organization, Good Standing, Corporate Power and Qualification;
Subsidiaries    4
Section 2.2    Capitalization    5
Section 2.3    Authorization    5
Section 2.4    No Conflicts    6
Section 2.5    Governmental Consents and Filings    6
Section 2.6    Litigation    6
Section 2.7    Undisclosed Liabilities.    6
Section 2.8    Intellectual Property    7
Section 2.9    Title to Units    8
Section 2.10    Financial Statements    8
Section 2.11    Absence of Certain Changes    9
Section 2.12    Labor and Employment Matters    9
Section 2.13    Employee Benefits    11
Section 2.14    Taxes    12
Section 2.15    Material Contracts    13
Section 2.16    Environmental Matters.    14
Section 2.17    Related Party Transactions    15
Section 2.18    Insurance    15
Section 2.19    Food Safety Matters    15
Section 2.20    Compliance Matters    16
Section 2.21    Title to Properties    17
Section 2.22    Brokers    18
Section 2.23    No Other Representations and Warranties    18
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Section 3.1    Organization, Good Standing, Corporate Power and Qualifications    18
Section 3.2    Authorization    18
Section 3.3    Governmental Consents and Filings    19
Section 3.4    No Conflicts    19
i

Section 3.5    Funding    19
Section 3.6    Investment Intention    19
Section 3.7    No Public Market    19
Section 3.8    Brokers    19
Section 3.9    No Other Representations and Warranties    20
ARTICLE IV
TAX MATTERS
Section 4.1    Preparation of Tax Returns    20
Section 4.2    Intended Tax Treatment    20
Section 4.3    Purchase Price Allocation    20
Section 4.4    Section 754 Election    21
Section 4.5    Pushout Election    21
Section 4.6    Tax Indemnification    21
ARTICLE V
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
Section 5.1    Survival of Representations and Warranties    21
ARTICLE VI MISCELLANEOUS
Section 6.1    Expenses    22
Section 6.2    Publicity    22
Section 6.3    Amendment or Modification.    23
Section 6.4    Waiver    23
Section 6.5    Entire Agreement    23
Section 6.6    Third-Party Beneficiaries    23
Section 6.7    Non-Assignability; Binding Effect    23
Section 6.8    Injunctive Relief    24
Section 6.9    Notices    24
Section 6.10    Governing Law; Jurisdiction; Waiver of Jury Trial    25
Section 6.11    Counterparts    26
Section 6.12    Headings; Interpretation.    26
Section 6.13    Several Liability of Purchasers    26
Section 6.14    Defined Terms Used in this Agreement.    27
ii

Annex
Annex A    Proceeds Allocation Schedule
Exhibits
Exhibit A    Form of Second A&R Operating Agreement
Exhibit B    Form of Redemption Agreement
Exhibit C     Amended and Restated Intercompany Debt
Exhibit D    Purchase Price Allocation Methodology
iii

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”), is made as of July 17, 2024, by and between (i) Insomnia Cookies Holdings, LLC, a Delaware limited liability company (the “Company”), (ii) Mistral Sleepless Holdings, LLC, a Delaware limited liability company (“Mistral Purchaser”), and (iii) and Verlinvest Cookies Holdings, Inc., a Delaware corporation (“Verlinvest Purchaser,” and each of Mistral Purchaser and Verlinvest Purchaser being referred to as a “Purchaser”).
W I T N E S S E T H:
WHEREAS, effective concurrently with the execution and delivery of the Second A&R Operating Agreement (as defined below) and this Agreement, the Company shall effect a recapitalization such that, as of the execution and delivery of this Agreement, the capitalization of the Company consists of 2,488,800 issued and outstanding Common Units (as defined below);
WHEREAS, in connection with the Sale, and as a material inducement to the Company’s and each Purchaser’s willingness to enter into this Agreement, the Company desires to amend and restate the Existing Operating Agreement, substantially in the form attached hereto as Exhibit A (the “Second A&R Operating Agreement”), and, in connection therewith, prior to the execution and delivery of this Agreement, the Company’s board of directors (the “Board”) approved the adoption of the Second A&R Operating Agreement, which shall become effective concurrently with the execution and delivery of this Agreement;
WHEREAS, each Purchaser desires to subscribe for, and acquire upon issuance, the Preferred Units (as defined below) in exchange for such Purchaser’s Purchase Price (as defined below), in each case, on the terms and subject to the conditions set forth in this Agreement (the “Sale”);
WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to the Company’s and each Purchaser’s willingness to enter into this Agreement, the Company shall enter into a Redemption Agreement, substantially in the form of Exhibit B attached hereto, with (i) KKDC (the “KKDC Redemption Agreement”) and (ii) each of the Management Members (each, a “Management Redemption Agreement”), in each case, pursuant to which, among other things, the Company will use a portion of the Transaction Proceeds to redeem a portion of the outstanding Units held by KKDC and the Management Members, respectively, upon the terms and subject to the conditions set forth therein;
WHEREAS, concurrently with the execution and delivery of this Agreement, Seth Berkowitz shall enter into an employment agreement with the Company; and
WHEREAS, in connection with the Sale, concurrently with the execution and delivery of this Agreement, the Company shall amend and restate the Existing Intercompany Debt substantially in the form of Exhibit C attached hereto (the “Amended and Restated Intercompany Debt”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and subject to the terms set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I

PURCHASE AND SALE OF PREFERRED UNITS
Section 1.1    Sale and Issuance of Preferred Units.
(a)Subject to the terms and conditions of this Agreement:
(i)Mistral Purchaser agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to Mistral Purchaser at the Closing 492,522.13 Series A Preferred Units (the “Preferred Units”) at a per Unit price of
$126.0857.
(ii)Verlinvest Purchaser agrees to purchase at the Closing, and the Company agrees to sell and issue to Verlinvest Purchaser at the Closing 622,592.39 Preferred Units at a per Unit price of $126.0857.
(iii)The Preferred Units issued to each Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Units.” The Preferred Units will not be certificated and will be represented by entries on the Company’s books and records in accordance with the Second A&R Operating Agreement.
(b)In consideration for the Units, at the Closing, Mistral Purchaser shall deliver to the Company (or its specified designee), in cash, an aggregate amount equal to $62,100,000 (the “Mistral Purchase Price”), and Verlinvest Purchaser shall deliver to the Company (or its specified designee), in cash, an aggregate amount equal to $78,500,000 (the “Verlinvest Purchase Price”); provided, however, that for administrative convenience the Purchase Price delivered to the Company (or its specified designee) in accordance with this Section 1.1(b) shall be reduced by an amount equal to such Purchaser’s applicable portions of the Purchaser Transaction Fees and Expenses; provided, that (i) at least two (2) Business Days prior to the Closing, each Purchaser shall deliver to the Company invoices reasonably documenting the Purchaser Transaction Fees and Expenses; (ii) in no event shall the Mistral Purchaser Transaction Fees and Expenses exceed
$2,800,000; and (iii) in no event shall the Verlinvest Purchaser Transaction Fees and Expenses exceed $150,000. Notwithstanding the foregoing, each Purchaser shall be deemed to have contributed to the Company such Purchaser’s entire Purchase Price for all purposes of the Second A&R Operating Agreement.
Section 1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Units (the “Closing”) shall be effected on the date hereof and occur simultaneously with the execution hereof (the “Closing Date”) remotely by the exchange of documents and signatures by electronic transmission on the Closing Date, unless another place, time or date is agreed to in writing by the Parties. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant Parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at the Closing shall be deemed not to have occurred and be without force or effect.

Section 1.3    Use of Proceeds.
(a)At the Closing, the Company (or either Purchaser acting on the Company’s behalf) shall use the proceeds from the sale of the Units (the “Transaction Proceeds”) as follows:
(i)$127,350,000 to redeem 1,010,027.27 of the outstanding Common Units held by KKDC at the price per Unit set forth next to KKDC’s name on the Proceeds Allocation Schedule and in accordance with the KKDC Redemption Agreement; and
(ii)10,300,000 to redeem an aggregate of 81,690.47 of the outstanding Common Units held by those members of Company management set forth in the Proceeds Allocation Schedule (each member, a “Management Member” and collectively, the “Management Members”) at the price per Unit set forth next to each Management Member’s name on the Proceeds Allocation Schedule and in accordance with each Management Member’s respective Management Redemption Agreement.
(b)Any remaining proceeds after giving effect to the foregoing shall be retained by the Company for general corporate purposes.
Section 1.4 Closing Deliveries and Other Actions. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (other than items set forth in Section 1.4(a)(ii), which shall be delivered by the Company to each Purchaser at least two (2) Business Days prior to the Closing):
(a)The Company shall deliver, or cause to be delivered, to each Purchaser:
(i)counterparts to the Second A&R Operating Agreement duly executed by the Company and each other party thereto (other than Purchasers);
(ii)from each Redeemed Member, a valid and complete IRS Form W-
9; and
(iii)except in the case where such Purchaser makes such payments on behalf of the Company, reasonable evidence of the completion of the payments contemplated by Section 1.3.
(b)(i) Mistral Purchaser shall deliver, or cause to be delivered, to the Company and Verlinvest Purchaser, a counterpart to the Second A&R Operating Agreement duly executed by Mistral Purchaser and (ii) Verlinvest Purchaser shall deliver, or cause to be delivered, to the Company and Mistral Purchaser, a counterpart to the Second A&R Operating Agreement duly executed by Verlinvest Purchaser.

Section 1.5 Further Assurances. On, and from time to time after, the Closing Date, the Parties shall execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer, delivery and assumption as either Purchaser or the Company may reasonably request in order to fulfill and implement the terms of this Agreement or the other Transaction Documents or to otherwise enable the Parties to realize the benefits intended to be afforded hereby.
Section 1.6 Tax Withholding. All payments hereunder shall be made free and clear of, and without deduction for, any and all present and future Taxes or duties imposed by any Governmental Authority. In the event that any payor is required by applicable Law to make any payment subject to deduction and/or withholding (except with respect to payments in the nature of compensation to be made to employees or former employees), then such payor shall not subject such payments to deduction and/or withholding unless such payor (i) provides the applicable payee with written notice as soon as reasonably practicable prior to making any deduction or withholding from the consideration otherwise payable to any Person under this Agreement, (ii) takes commercially reasonable efforts to cooperate in good faith with the applicable payee to seek to eliminate or reduce any such withholding or deduction, and (iii) provides the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law. To the extent that such amounts are so withheld and timely paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. Notwithstanding anything to the contrary in this Section 1.6, no deduction or withholding shall be made with respect to any payment to the Company or any Redeemed Member pursuant to this Agreement if a valid and complete IRS Form W-9 for each Redeemed Member is delivered to each Purchaser as required under Section 1.4(a)(ii).
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to each Purchaser that, except as disclosed in the disclosure schedule delivered by the Company to such Purchaser concurrently with the execution and delivery by such Purchaser of this Agreement (the “Company Disclosure Schedules”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedules shall be deemed to apply to and qualify each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection), as of the date hereof:
Section 2.1 Organization, Good Standing, Corporate Power and Qualification; Subsidiaries.
(a)The Company is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent legally applicable, in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)Schedule 2.1(c) sets forth a complete and accurate list of each Subsidiary of the Company, including such Subsidiary’s jurisdiction of formation. The Company does not have any Subsidiaries that are not wholly owned by the Company or one of its other Subsidiaries.
(d)The Company has made available to each Purchaser complete and correct copies of the Company’s Organizational Documents and the Organizational Documents of each of the Company’s Subsidiaries, in each case, as amended through the date of this Agreement, and each as so delivered is in full force and effect.
Section 2.2 Capitalization. The issued and outstanding Units of the Company consist of 2,488,800 Common Units, each of which are held of record as set forth on Schedule 2.2(a). All of the issued and outstanding Common Units have been duly authorized and validly issued pursuant to the Company’s Organizational Documents and applicable Law. Immediately following the Closing, the issued and outstanding equity interests of the Company will consist solely of (i) Preferred Units, (ii) Common Units, and (iii) Mistral Incentive Units, and Schedule 2.2(b) sets forth a capitalization table listing all equityholders of the Company and their respective ownership of such Preferred Units, Common Units, and/or Mistral Incentive Units as of immediately following the Closing and the consummation of the redemption transactions contemplated by Section 1.3(a). Other than the Subsidiaries, neither the Company nor any of its Subsidiaries owns or holds any equity interests in any Person. Except as expressly contemplated by this Agreement or the other Transaction Documents or as set forth on Schedule 2.2, (a) no capital stock, limited liability company interests or other equity securities (including any options, warrants or rights or other security convertible into or exercisable or exchangeable for any capital stock, limited liability company interest or other equity security) of the Company or any of its Subsidiaries are or may become required to be issued by reason of any security, Contract or other obligation, (b) there are no Contracts, commitments or other obligations by which the Company or any Subsidiary is or may be bound to sell or otherwise transfer or repurchase, redeem or otherwise acquire or register any capital stock, limited liability company interests or other equity securities of the Company, and (c) there are no Contracts, commitments or other obligations relating to the right to vote or dispose of any capital stock, limited liability company interest or other equity security of the Company or any Subsidiary.
Section 2.3 Authorization. All limited liability company action required to be taken by the Board and the members of the Company in order to authorize the Company to enter into the Transaction Documents, and to issue the Units at the Closing, has been taken. All action on the part of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Units has been taken. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or law) (the “Enforceability Exceptions”).

Section 2.4 No Conflicts. The execution and delivery of each Transaction Document intended to be executed by the Company, and the performance of its obligations thereunder and the consummation of the Transactions will not (a) conflict with, or result in a violation or breach of, or default under, or require the consent of or notice to any other Person under, any provision of the Company’s or its Subsidiaries’ respective Organizational Documents, (b) require the consent of or notice to any Person under, conflict with, result in a violation or breach of any provision of, constitute a default (or an event which with notice or lapse of time or both would become a default) or give to any Third Party any right of termination, cancellation, amendment or acceleration under, result in the creation of a Lien on any of their respective properties under, or the loss or deferral of any right or the creation or acceleration of any obligation under, any of the terms, conditions or provisions of any Material Contract to which the Company or its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or subject, or any material Permit held by the Company or any of its Subsidiaries, or (c) violate or conflict with any Law applicable to the Company or any of its Subsidiaries or any of their respective properties, assets or businesses, except, in the cases of clauses (b) through (c) above, as would not reasonably be expected to have a material impact on the Company and its Subsidiaries taken as a whole.
Section 2.5 Governmental Consents and Filings. Assuming the accuracy of the representations made by each Purchaser in Article III of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Transaction Documents to which the Company or any of its Subsidiaries is a party, or the consummation of the Transactions.
Section 2.6 Litigation. There is no Proceeding pending or, to the Company’s knowledge, currently threatened in writing against or by the Company or any of its Subsidiaries or, to the Company’s knowledge, any other Affiliate of the Company (a) affecting any of the properties or assets of the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (b) that challenges, seeks to, or would reasonably be expected to, prevent, enjoin or otherwise materially delay the consummation of the Transactions.
Section 2.7 Undisclosed Liabilities. At the Closing, the Company and its Subsidiaries will have no Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) Liabilities adequately reflected or reserved against in the Most Recent Financial Statements as of the Balance Sheet Date, (ii) Liabilities incurred under, or in connection with, any Transaction Document or the announcement, negotiation, execution or performance of this Agreement or the Transactions, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iv) Liabilities set forth in Schedule 2.7, and (v) Liabilities which are not, individually or in the aggregate, material in amount.

Section 2.8    Intellectual Property.
(a)Schedule 2.8(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all U.S. and foreign applications and registrations (including issued patents, trademarks, copyrights and domain names) for any Intellectual Property owned by the Company and its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive owner of each such application and registration, and the foregoing applications and registrations are in effect and subsisting, enforceable and, to the Company’s knowledge, valid.
(b)The Company and its Subsidiaries own, or have a valid right to use, pursuant to a valid, enforceable license or similar agreement, all material items of Intellectual Property used or held for use in, or necessary to conduct, their respective businesses.
(c)Except as set forth on Schedule 2.8(c), (i) to the knowledge of the Company, the Company and its Subsidiaries (including the conduct of their respective businesses and their respective products, services, marketing and advertising) are not infringing, diluting, misappropriating or otherwise violating (and since the Reference Date, have not infringed, diluted, misappropriated or otherwise violated) any Person’s Intellectual Property, (ii) there is (and, since the Reference Date, has been), no such claim or Action pending or, to the Company’s knowledge, threatened in writing (including in the form of unsolicited invitations to obtain a license) against the Company or any of its Subsidiaries alleging any such infringement, dilution, misappropriation or other violation of any Person’s Intellectual Property, and (iii) there is (and, since December 31, 2023, has been) no Proceeding pending or threatened in writing challenging the validity of, or the Company’s or its Subsidiaries’ right to register, any application or registration for Intellectual Property.
(d)(i) To the Company’s knowledge, no Person is infringing, diluting, misappropriating or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries, and (ii) no such claims by the Company are pending or threatened in writing against any Person by the Company or any of its Subsidiaries.
(e)The Company’s employees, consultants, advisors, and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property for or on behalf of the Company have entered into valid and enforceable written agreements (each, a “Confidential Information Agreement”), with the Company pursuant to which such Person agrees to maintain and protect confidential and proprietary information of the Company and assigns to the Company, using present, affirmative assignment terms, all Intellectual Property authored, invented, created, improved, modified or developed by such person in the course of such Person’s employment or other engagement with the Company, all in accordance with all applicable laws.
(f)The Company uses commercially reasonable measures to protect its confidential information, including all recipes used by the Company and any other trade secrets owned by or otherwise in the possession of the Company. To the Company’s knowledge, no such confidential information has been disclosed or permitted to be disclosed to any Person (except under a written obligation of confidence), and, to the Company’s knowledge, all such confidential information held outside of the Company is subject to contractual confidentiality obligations to which the Company is a party and able to enforce.

(g)There are no orders, writs, injunctions or decrees to which the Company or any of its Subsidiaries is subject with respect to any Intellectual Property owned (or to the Company’s knowledge, used) by the Company or its Subsidiaries.
(h)The Company and its Subsidiaries are, and since the Reference Date have been, in compliance in all material respects with their respective obligations under all applicable Laws, the Payment Card Industry Data Security Standard (and related rules and regulations), and all of their respective written and published policies and contractual obligations relating to privacy, data protection, and the collection, storage, retention, transmission, disclosure, processing, protection, and use of Personal Information (the “Privacy Requirements”). The Company and its Subsidiaries have implemented reasonable measures to safeguard the information, including Personal Information, processed by or on behalf of the Company and its Subsidiaries and, there has been no unauthorized access to, disclosure of, or other misuse of any such information, including Personal Information, collected, stored, transmitted, or processed by or on behalf of, or any unauthorized access to the information technology systems owned or used by, the Company or any of its Subsidiaries. No Proceedings have been asserted in writing or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging a violation by the Company or any of its Subsidiaries of any applicable Privacy Requirements.
Section 2.9 Title to Units. At the Closing, each Purchaser will acquire sole beneficial, record, and legal ownership of their respective portion of the Units, which will be, at the time of issuance, duly authorized and validly issued and free and clear of all Liens (other than (i) transfer restrictions under the Second A&R Operating Agreement and applicable securities Laws or
(ii) Liens granted by such Purchaser). Section 2.10 Financial Statements.
(a)Schedule 2.10 sets forth complete copies of the following financial information: (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of January 1, 2024 and January 2, 2023, and the related unaudited consolidated statements of income for the years then ended (the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2024 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income for the four (4) months then ended (the “Most Recent Financial Statements”).
(b)The Financial Statements and the Most Recent Financial Statements have been prepared from the books, records and accounts of the Company and its Subsidiaries. The Financial Statements and the Most Recent Financial Statements present fairly, in all material respects, the financial position of the Company on a consolidated basis with the Subsidiaries of the Company as of the dates and for the periods referred to therein and reflect the consistent application of accounting policies throughout the periods indicated. The Financial Statements and the Most Recent Financial Statements were derived from the Company’s reported financial information.

Section 2.11 Absence of Certain Changes. Since December 31, 2023, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business (except for actions related to the Transactions or the announcement, negotiation, execution or performance of this Agreement), (b) there has not been any Event(s) which has had, or would, individually or in the aggregate with all other Events, reasonably be expected to have, a Material Adverse Effect.
Section 2.12    Labor and Employment Matters.
(a)Neither the Company nor any of its Subsidiaries is, or ever has been, party to any Collective Bargaining Agreement (excluding any agreement at the national, industry or sector level) with any labor organization. No labor organization currently represents, or has ever represented, any of the employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries. To the Company’s knowledge, (i) no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries are ongoing or threatened on behalf of any labor organization with respect to employees of the Company or any of its Subsidiaries, and (ii) no such labor organizing activities have occurred in the past five (5) years. Neither the Company nor any of its Subsidiaries is subject to any material strike, lockout, grievance or labor arbitration with any labor organization representing the employees of the Company or any of its Subsidiaries, and to the Company’s knowledge, (i) no such disputes are pending or threatened, and (ii) no such event(s) have occurred in the past five (5) years.
(b)The Company and its Subsidiaries are, and have been since the Reference Date, in compliance in all material respects with all applicable Laws and Material Contracts respecting employment, employment practices, terms and conditions of employment, wages and hours, discrimination, harassment, retaliation, overtime exemption classification, independent contractor classification, labor relations, plant closures and layoffs (including under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (collectively, the “WARN Act”)), occupational health and safety, workers’ compensation, unemployment insurance, parental leave benefits, pay equity, disability rights, accessibility, leave of absence requirements, privacy right, retaliation, immigration control (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), wrongful discharge, or other violation of the rights of employees, former employees or employment candidates. The Company and its Subsidiaries have properly classified each of their respective employees and independent contractors as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes (including under the Fair Labor Standards Act (the “FLSA”) and applicable state and local Laws) and have properly reported all compensation paid to such persons for all purposes.
(c)Except as set forth on Schedule 2.12(c), within the last six (6) years, (i) the Company and its Subsidiaries have paid in full to all of their respective employees, consultants and independent contractors, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of all such employees, consultants and independent contractors of the Company and/or its Subsidiaries, (ii) no claim that would be material to the Company and its Subsidiaries, taken as a whole, with respect to payment of wages, salary or overtime pay is pending or, to the Company’s knowledge, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company and/or its Subsidiaries, (iii) the Company and its Subsidiaries have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments that have become due and payable to employees, (iv) the Company and its Subsidiaries are not liable for any arrears of wages, compensation or related Taxes, penalties, or other sums with respect to their respective employees, and (v) the Company and its Subsidiaries are not a party to, or otherwise bound by, any consent decree with, or Order or citation by, any Governmental Authority, relating to their respective employees or employment practices. The Company and its Subsidiaries do not have any material liabilities for any delinquent payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company and/or its Subsidiaries employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(d)Except as set forth on Schedule 2.12(d), within the last three (3) years, there have been no pending or, to the Company’s knowledge, threatened charges, complaints, arbitrations, audits, or investigations before any Governmental Authority brought against the Company and/or its Subsidiaries by or on behalf of any current or former employee (or any person alleging to be an employee), any applicant for employment, independent contractor, consultant, or any class of the foregoing, or any Governmental Authority on behalf of any of the foregoing, that involve the labor or employment relations and practices of the Company and/or its Subsidiaries or otherwise relate to violations of any Laws or Orders, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)Except as set forth on Schedule 2.12(e), the employment of each of the employees of the Company and/or its Subsidiaries is “at will” and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees and/or any payment of severance or other compensation or consideration in connection with such termination of employment.
(f)Within the last five (5) years, the Company and its Subsidiaries have not implemented any plant closing or layoff of employees that could implicate the WARN Act, nor is there presently any outstanding liability under the WARN Act with respect to any such actions, and as of the date hereof, no such plant closings or employee layoffs are currently planned or have been announced by the Company and/or its Subsidiaries. Within the last five (5) years, the Company and its Subsidiaries have not been a party to any Action or Order involving, or had any liabilities with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party but providing services to the Company and/or its Subsidiaries. Each third-party providing individuals to the Company and/or its Subsidiaries, including without limitation as a single employer, joint employer or co- employer, on a temporary, seasonal or leased basis is in compliance in all material respects with all applicable labor and employment Laws. The Company and its Subsidiaries do not have reason to believe they are a single employer, joint employer or co-employer of any individuals with any third party.
(g)All employees of the Company and its Subsidiaries are legally authorized to work in the United States. The Company and/or its Subsidiaries have properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all of its employees, including the Form I-9, and have retained such Forms I-9 for the periods required under applicable Law. The Company and its Subsidiaries have not received any written notice from any Governmental Authority that the Company and/or its Subsidiaries are in violation of any Law pertaining to immigration control or that any current, former employee, agent or contractor of the Company and/or its Subsidiaries is or was not legally authorized to be employed in the United States or is or was using an invalid social security number, and there is no pending, or to the Company’s knowledge threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against the Company.
(h)Except as set forth on Schedule 2.12(h), within the past three (3) years, the Company and its Subsidiaries have not: (i) received written notice of any material complaints, claims, allegations or other contentions, whether made internally to the Company and/or its Subsidiaries (or a representative thereof) or externally to any Governmental Authority or other third party, which were made, whether formally or informally, concerning or regarding discrimination, harassment, retaliation or other misconduct based on any characteristic protected under applicable Law (including, without limitation, sexual harassment, sexual misconduct and/or sex-based discrimination), which were made by or against, or otherwise involved any act or omission of, any director, officer, executive, employee, consultant, independent contractor or other person working for or directly providing services to the Company and/or its Subsidiaries (collectively, “Discrimination Complaints”); or (ii) entered into a settlement of, or made any payment arising out of or in any way related to, any Discrimination Complaint.
Section 2.13 Employee Benefits. Each Employee Plan has been, in all material respects, established, maintained, operated and administered in accordance with its terms and with all applicable laws. Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS on which the Company is entitled to rely, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of material liability.
(a)No Employee Plan (i) is subject to Title IV of ERISA, (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) provides any post-retirement medical, dental or life insurance benefits to any Service Provider (other than coverage mandated by applicable Law). No Liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates which has not been satisfied in full, and no event has occurred and no circumstance exists that would result in the Company or its ERISA Affiliates incurring a Liability under Title IV of ERISA that would result in any Liability to the Company and its Affiliates.
(b)Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event): (i) result in any payment or benefits becoming due, or increase the amount of any compensation due, to any Service Provider; (ii) result in the acceleration of the payment or vesting of any compensation or benefits due to any Service Provider; (iii) result in the payment of any amount due to any Service Provider that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; or (iv) entitle any Service Provider to receive a “gross up” payment for any income or other taxes that might be owed with respect to any such payment or benefit.

Section 2.14    Taxes.
(a)For all taxable periods beginning on or after the Reference Date, for which the period of assessment or collection has not lapsed:
(i)(A) all income and other material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), except where the failure to duly and timely file would not have a Material Adverse Effect; and (B) the Company and its Subsidiaries have paid, when due, all income and other material Taxes required to be paid, except where the failure to pay such amounts would not have a Material Adverse Effect;
(ii)the Company and its Subsidiaries have complied in all material respects with all applicable Laws in force at the applicable time relating to the payment, collection or withholding of Taxes, except where failure to comply would not have a Material Adverse Effect; and
(iii)all material deficiencies asserted, or assessments made in respect of Tax Returns filed by or on behalf of the Company and its Subsidiaries that have been claimed in writing by any Governmental Authority (A) have been fully paid or reserved for in full on the books and records or (B) are being contested in good faith, except for such deficiencies or assessments that would not have a Material Adverse Effect.
(b)There are no pending Proceedings with any Governmental Authority with respect to any Taxes of the Company or its Subsidiaries, and neither the Company nor any Subsidiary of the Company has received written notice from any Governmental Authority that it intends to commence such Proceedings, in each case, except for Proceedings the outcome of which would not have a Material Adverse Effect.
(c)There is no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect other than extensions attributable to extensions of the due date for filing Tax Returns.
(d)There is no agreement to any extension of time for filing any Tax Return currently outstanding other than extensions granted automatically under applicable Law.
(e)No written (or, to the Company’s knowledge, any other) claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.
(f)There are no Liens for Taxes upon any assets of the Company or any Subsidiary of the Company other than (i) Permitted Liens or (ii) such other Liens that would not have a Material Adverse Effect.
(g)The Company is, and has throughout its existence been, classified as a partnership for U.S. federal income tax purposes.

(h)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a tax period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.
(i)The representations and warranties set forth in this Section 2.14 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Tax matters. The Company and its Subsidiaries make no representation or warranty regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company or its Subsidiaries (including, but not limited to, net operating losses) or the ability of the Company or its Subsidiaries to utilize any such Tax asset or attribute in any taxable period, or any portion thereof, beginning after the Closing Date.
Section 2.15    Material Contracts.
(a)Schedule 2.15(a) sets forth a correct and complete list of the following Contracts to which each of the Company or any of its Subsidiaries is a party or by which or any of their respective assets is bound as of the date hereof and which have not been entirely fulfilled or performed (other than Real Property Leases) (collectively, “Material Contracts”):
(i)any Contract involving payments by the Company or any of its Subsidiaries of more than $750,000 during the twelve (12) month period immediately preceding December 31, 2023 (other than Contracts that are terminable by the Company or the applicable Subsidiary without penalty on ninety (90) days’ notice or less);
(ii)any Contract involving payments to the Company or any of its Subsidiaries of more than $750,000 during the twelve (12) month period immediately preceding December 31, 2023;
(iii)any Contract relating to any acquisition or divestiture of any material assets, operating business or the capital stock (whether by merger, stock sale, sale of assets or otherwise) of any other Person (A) during the past two (2) years for consideration in excess of $750,000 or (B) where the Company has remaining liability with respect to any “earn-out,” contingent purchase price, deferred purchase price or similar deferred payment obligation;

(iv)any material partnership, collaboration agreement or joint venture Contract;

(v)any Contract under which the Company or any of its Subsidiaries has any outstanding indebtedness for borrowed money or obligations evidenced by notes, bonds, debentures or other similar instruments;

(vi)any Contract pursuant to which a license is granted by or to the Company or any of its Subsidiaries with respect to any material Intellectual Property, excluding (A) Contracts concerning generally commercially available software, hardware or other technology, (B) non-exclusive licenses entered into in the ordinary course of business and (C) any other Contracts in which grants of rights to use Intellectual Property are incidental to and not material to performance under such Contract;
(vii)any Contract which (A) places any material limitation on the Company or any of its Subsidiaries from freely engaging or competing in business or selling products or services anywhere in the world or in any business, or (B) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any material assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business);
(viii)any Contract or commitment for capital expenditures or to make any loan to, or invest in, any Person, in excess of $750,000 individually or $2,250,000 in the aggregate; and
(ix)any agreement providing that the Company or any of its Subsidiaries indemnify any Person, except (A) in the ordinary course of business, (B) for agreements for which the Company’s or any of its Subsidiaries’ liability for indemnification has expired or is limited to $750,000 or less, or (C) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)As of the date of this Agreement, (i) each of the Material Contracts is in full force and effect, (ii) there exists no default under any such Material Contracts by the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party to such Material Contracts or any event that will create a default thereunder by the Company or any of its Subsidiaries, and
(iii) there exists no actual or, to the Company’s knowledge, threatened termination or cancellation of any Material Contract. The Company has made available to such Purchaser an accurate and complete copy of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder).
Section 2.16    Environmental Matters.
(a)There are no, and since the Reference Date, there have not been any, Proceedings pending or threatened in writing against the Company or any of its Subsidiaries that remain unresolved alleging or regarding any violation of, or Liability under, any Environmental Law or any Permits required under any applicable Environmental Law except as would not reasonably be expected to result in, individually or in the aggregate, a material liability.

(b)The Company is and, since the Reference Date, has been in compliance with all Environmental Laws and Permits and all past non-compliance has been resolved without ongoing obligations or costs.
(c)There has been no Release by the Company or any of its Subsidiaries, and to the Company’s knowledge, by any other Person, of Hazardous Materials with respect to the Company’s currently or formerly owned, leased or operated property. The Company has provided copies of all environmental assessments, environmental sampling and monitoring data, and health and safety audits concerning the business of the Company and its Subsidiaries.
Section 2.17 Related Party Transactions. Except as set forth on Schedule 2.17, as of the date of this Agreement, no member, manager, officer, director, or employee of the Company or any of its Subsidiaries, or any entity in which any of such Persons owns any controlling interest, is a party to any Contract or other arrangement, or has a financial interest in, or otherwise owns or leases any material asset, property or right which is used by the Company or any of its Subsidiaries (other than employment and equity arrangements entered into in the ordinary course of business, consistent with past practice on a form of agreement in substantially the same form as the Company’s standard forms of agreement previously made available to such Purchaser).
Section 2.18 Insurance. Schedule 2.18 lists all of the insurance policies maintained by or covering exclusively the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole, and those insurance policies are in full force and effect as of the date of this Agreement. All premiums payable to date have been paid in respect of such insurance policies, and none of the Company or its Subsidiaries has received written notice that it is in material default with respect to its obligations under any of such insurance policies.
Section 2.19    Food Safety Matters.
(a)To the Company’s knowledge, since the Reference Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all products manufactured, marketed, sold or distributed by or on behalf of the Company or its Subsidiaries (“Company Products”) have complied and are in compliance in all material respects with all applicable Food Laws.
(b)All Company Products manufactured or processed by or for the Company or any of its Subsidiaries for introduction into United States commerce consist only of FDA- approved food and color additives, prior sanctioned substances and “generally recognized as safe” ingredients.
(c)Neither the Company, any Subsidiary nor any Company Product has been the subject of any adverse notification from any Governmental Authority (including any inspection reports on Form 483, FDA Notice of Intended Enforcement, Notice of Suspension by the USDA or enforcement action, warning letter, untitled letter, seizure, injunction, fine or sanction, civil or criminal action issued, initiated, or threatened in writing by the FDA, USDA, FTC, any comparable state Governmental Authority, or a private person or entity, brought in the public interest, or other compliance or enforcement action) since the Reference Date.

(d)Since the Reference Date, except as would not reasonably be expected to be have, individually or in the aggregate, a Material Adverse Effect, all material registrations, reports, documents, Permits or notices required to be filed, maintained or furnished to any Governmental Authority (collectively, “Food Regulatory Filings”) have been so filed, maintained or furnished in a timely manner, and all such Food Regulatory Filings were complete and accurate in all material respects on the date filed (or were corrected in, or supplemented by, a subsequent filing).

(e)Neither the Company nor any of its Subsidiaries or, to the Company’s knowledge, any officer, employee, agent or distributor has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority on behalf of the Company or any of its Subsidiaries.
(f)Since the Reference Date, (i) no Company Product has been the subject of any voluntary withdrawal or any mandatory or voluntary recall, market withdrawal, public notification, or notification to any Governmental Authority, or any similar action; and (ii) to the Company’s knowledge, there is no reason to believe that a basis for a recall or withdrawal of any of such Company Products exists under applicable Laws, Food Laws or any policy applicable to the Company, or that a recall of any of such Company Products has been threatened by any Governmental Authority or is being considered by the Company.
(g)Since the Reference Date, no customer or subsequent purchaser of any Company Product has asserted a claim with respect to Company’s facilities, operations, or any nonconformity of any Company Product with applicable specifications, warranties or regulatory requirements.
(h)All promotional and advertising materials used or produced by the Company, as well as all marketing activities, currently and since the Reference Date comply in all material respects with all applicable Laws (including applicable Food Laws).
(i)The representations and warranties set forth in this Section 2.19 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to food safety matters.
Section 2.20    Compliance Matters.
(a)Since the Reference Date, neither the Company, any of its Subsidiaries or, to the Company’s knowledge, any of its or their respective directors, officers, employees, representatives or authorized agents, has, (A) used any funds for unlawful contributions, gifts, entertainment or expenses, (B) made, authorized, solicited or received any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, or unlawful kickback, (C) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (D) violated or is violating in any material respect the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other anti-corruption or anti-bribery Law or (E) directly or indirectly, made, offered, authorized, facilitated, or promised any illegal payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value for the purpose of securing an improper advantage.

(b)All Permits required for the Company and its Subsidiaries to conduct their respective businesses have been obtained by it and are valid, in full force and effect and current. No suspension or cancellation of any such Permit has been threatened in writing, except as would not reasonably be expected to have a material impact on the Company and its Subsidiaries (taken as a whole). The Company and its Subsidiaries, as applicable, are complying with the terms required by all such Permits, except as would not reasonably be expected to have a material impact on the Company and its Subsidiaries (taken as a whole).

Section 2.21    Title to Properties.
(a)Schedule 2.21(a) sets forth the addresses of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), as of the date of this Agreement. With respect to each such parcel of Owned Real Property (a “Parcel”) listed on Schedule 2.21(a), the Company or the Subsidiary owning such Parcel has marketable and valid title to such Parcel, free and clear of all Liens other than Permitted Liens, except to the extent the failure to have such marketable and valid title to such Parcel is not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Schedule 2.21(b) sets forth all real property occupied by the Company or any of its Subsidiaries pursuant to leases, subleases, licenses and any other types of occupancy agreements, including all such amendments and modifications thereto (any such lease, sublease, license or other occupancy agreement, individually, a “Real Property Lease” and collectively, the “Real Property Leases”). True, correct and complete copies of the Real Property Leases as of the date hereof have been made available to such Purchaser. The Company or a Subsidiary has a valid and enforceable leasehold interest under each of the Real Property Leases to which it is a party, free and clear of all Liens, other than Permitted Liens. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has received any written notice of any default or event, which, with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases.
(c)Schedule 2.21(c) sets forth all security deposits or letters of credit issued or deposited in connection with the Real Property Leases. To the Company’s knowledge, there are no circumstances that would prevent the Company from recovering the full amount of the security deposits delivered under the Real Property Leases. True, correct and complete copies of the letters of credit have been made available to such Purchaser.
(d)Schedule 2.21(d) sets forth all guaranties issued by the Company or any of its Subsidiaries in connection with the Real Property Leases (the “Lease Guaranties”). The Company represents and warrants that true, correct, and complete copies of the Lease Guaranties as of the date hereof have been made available to such Purchaser.
(e)The Company is not in material default under any of the Real Property Leases, and no lessor under such leases is currently entitled to terminate any such Real Property Lease before the expiration thereof. The current use and occupation by the Company or any of its Subsidiaries of any of the Owned Real Property or under the Real Property Leases comprises all of the real property and interests in real property used in, or held for, use in the Company’s and its Subsidiaries’ business.

(f)There is no pending, or to the Company’s knowledge, threatened, modification or cancellation of any of the ownership or leasehold title, easements, rights of way, licenses and use agreements, and there are no gaps, defects, or deficiencies in the ownership or leasehold title, easements, rights of way, licenses and use agreements, used in the business of the Company, in each case, that would, individually or in the aggregate, have a Material Adverse Effect.
(g)The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the Company’s and each of its Subsidiaries’ respective businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
Section 2.22 Brokers. The Company and each of its Subsidiaries is not, and at the Closing will not be, committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the Transactions.
Section 2.23 No Other Representations and Warranties. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties that none of the Company, any of its Affiliates or any of their respective Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article II of this Agreement. It is understood that any estimates, forecasts, projections or other predictions and any other information or materials that have been or shall hereafter be provided or made available to any Purchaser, any of its Affiliates or its or their respective Representatives are not, and shall not be deemed to be, representations and warranties of the Company or any of its Affiliates or any of their respective Representatives and shall not be deemed to be relied upon by such Purchaser in executing, delivering and performing this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Each Purchaser severally (and not jointly) represents and warrants to the Company that: Section 3.1 Organization, Good Standing, Corporate Power and Qualifications. Such
Purchaser is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Purchaser has all requisite corporate power and authority to execute and deliver each Transaction Document to which it will be a party, and to perform its obligations thereunder, and to consummate the Transactions.
Section 3.2 Authorization. All corporate action required to be taken by such Purchaser and its board of directors (or equivalent governing body) to enter into the Transaction Documents to which such Purchaser is a Party and to purchase the Units at the Closing has been taken. All action on the part of the officers of such Purchaser necessary for the execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of such Purchaser under the Transaction Documents to be performed as of the Closing, and the purchase of the Units has been taken. The Transaction Documents to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as limited by the Enforceability Exceptions.

Section 3.3 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Company in Article II of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of such Purchaser in connection with the consummation of the Transactions, other than such filings and registrations as are required to be made under applicable federal and state securities Laws.
Section 3.4 No Conflicts. The execution and delivery of each Transaction Document intended to be executed by such Purchaser, and the performance of its obligations thereunder and the consummation of the Transactions will not (i) conflict with or result in a breach of any provision of the Organizational Documents of such Purchaser, (ii) require the consent of, notice to, or other action by any Person under any Contract to which such Purchaser is a party, or
(iii) violate or conflict with any Law applicable to such Purchaser, except, in the cases of clauses (ii) and (iii) above, as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Purchaser’s ability to consummate the Transactions.
Section 3.5 Funding. Such Purchaser has, as of the date of this Agreement, and at the Closing shall have, sufficient funds to enable such Purchaser to consummate the Transactions and to satisfy its obligations hereunder and thereunder, including payment of such Purchaser’s Purchase Price.
Section 3.6 Investment Intention. Such Purchaser is an “accredited investor” (as that term is defined in Rule 501(a) under the Securities Act) and is acquiring the Units solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable foreign securities Laws. Such Purchaser acknowledges that the Units are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Law, and that such Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.
Section 3.7 No Public Market. Such Purchaser understands that no public market now exists for the Units, and that the Company has made no assurances that a public market will ever exist for the Units.
Section 3.8 Brokers. Such Purchaser is not, and such Purchaser will not be, committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the Transactions.
Section 3.9 No Other Representations and Warranties. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties that none of such Purchaser, any of its Affiliates or any of their respective Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III of this Agreement. It is understood that any estimates, forecasts, projections or other predictions and any other information or materials that have been or shall hereafter be provided or made available to the Company, any of its Affiliates or its or their respective Representatives are not, and shall not be deemed to be, representations and warranties of such Purchaser or any of its Affiliates or any of their respective Representatives and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement.

ARTICLE IV TAX MATTERS
Section 4.1 Preparation of Tax Returns. The Company shall timely prepare and file, or shall cause to be timely prepared and filed, all Tax Returns (including any partnership return and applicable Schedule K-1s) of the Company and its Subsidiaries consistent with and subject to the applicable provisions of the Existing Operating Agreement and the Second A&R Operating Agreement, whichever is applicable, addressing the preparation and filing of such Tax Returns.
Section 4.2 Intended Tax Treatment. The Parties acknowledge and agree that each Redemption, taken together with the purchase of the Units by each Purchaser pursuant to Section 1.1, shall be treated for U.S. federal and applicable state and local income Tax purposes as a taxable sale of a portion of each Redeemed Member’s Common Units in the Company to such Purchaser (such Common Units, in the aggregate, the “Disguised Sale Units”) in exchange for the portion of the Transaction Proceeds received by the Redeemed Member in the Redemption, plus the amount of any relief of such Redeemed Member’s share of the Company’s liabilities as a result of the Redemption pursuant to Section 707(a)(2)(B) of the Code (the “Intended Tax Treatment”). For all federal, and applicable state and local, income Tax purposes, the Parties agree to prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and not to take any conflicting position or report any Redemption as a distribution subject to Section 731 of the Code for such income Tax purposes, except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of non- U.S., state or local law).
Section 4.3 Purchase Price Allocation. Within sixty (60) days following the Closing, the Company shall provide each Purchaser with an allocation of the portion of the Transaction Proceeds treated as consideration for the Disguised Sale Units (together with all other items treated as consideration for applicable Tax purposes) among the assets of the Company for Tax purposes (the “Purchase Price Allocation”), which shall be prepared in accordance with the Code (including Sections 734, 743, 751, 754, 755 and 1060 of the Code, as applicable) and the Treasury Regulations promulgated thereunder and in a manner consistent with the purchase price allocation methodology set forth in Exhibit D attached hereto. Each Purchaser shall have thirty (30) days from the receipt of the Purchase Price Allocation to review and comment, and the Company shall consider any such comments in good faith. The Parties agree to (and agree to cause their respective Affiliates to) prepare and file all Tax Returns consistently with the Purchase Price Allocation as finally determined pursuant to this Section 4.3, and the Parties and their respective Affiliates shall not take any position in any forum that is inconsistent therewith, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of non-U.S., state or local law).

Section 4.4 Section 754 Election. The Company shall use reasonable best efforts to ensure that it has a valid Section 754 election in effect for the taxable year within which the Closing takes place and that such election is not revoked for that taxable year.
Section 4.5 Pushout Election. For any taxable year beginning prior to the Closing Date, the Company shall, with respect to any “final partnership adjustment” (as such term is defined for purposes of Section 6226(a) of the Code or any successor provision), use its reasonable best efforts to make the election provided for in Section 6226(a) of the Code or any successor provision.
Section 4.6 Tax Indemnification. Following the Closing, the Company shall indemnify, defend and hold each Purchaser harmless from any Indemnified Tax Amount with respect to such Purchaser; provided that the Company shall satisfy such indemnity obligation by making a cash payment to such Purchaser. Notwithstanding anything to the contrary herein, as a reasonable means to adjust the economic effect of this Section 4.6 to avoid either Purchaser indirectly bearing the cost of a payment intended to make the Purchasers whole, a payment of an Indemnified Tax Amount pursuant to this Section 4.6 from the Company to a Purchaser shall be increased to an amount equal to the product of (a) the Indemnity Grossed-Up Amount and (b) such Purchaser’s Indemnity Share. The Company shall use reasonable best efforts to reduce or otherwise mitigate any Indemnified Tax Amount and shall not take any action that could reasonably be expected to increase the Indemnified Tax Amount. Except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of non- U.S., state or local law), any indemnity payment pursuant to this Section 4.6 shall be treated, for all income Tax purposes, as (1) a distribution by the Company to the Redeemed Members, followed by (2) a payment by the Redeemed Members to the Purchasers, which payment shall be treated as an adjustment to the Purchase Price paid by the Purchasers to the Redeemed Members for the Disguised Sale Units.
ARTICLE V

SURVIVAL OF REPRESENTATIONS AND WARRANTIES
Section 5.1    Survival of Representations and Warranties.
(a)The parties hereto, intending to modify any applicable statute of limitations, agree that: (i) (x) the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4(a), Section 2.4(c), Section 2.9, Section 2.22, Section 3.1, Section 3.2, Section 3.4(i), Section 3.4(ii), and Section 3.8 (collectively, the “Fundamental Representations”) shall survive the Closing until the date that is thirty-six (36) months following the Closing Date; and (y) all other representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing Date; and (ii) the covenants and agreements contained in this Agreement and to be performed at or prior to the Closing shall not survive the Closing, and no party shall have any liability with respect to any covenant or agreement described in this clause (ii) from and after the Closing. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms. Nothing in this Section 5.1 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 6.8 or to pursue a claim of Fraud against such Person committing Fraud. For avoidance of doubt, except as provided in Section 4.6, (i) a Party making a claim against another Party hereunder for breach of any representation, warranty, covenant or agreement herein shall only be able to recover damages actually suffered by such Party, (ii) in no event shall any Party be able to recover any incidental, indirect, consequential, special or punitive damages (unless, in each case, such damages are actually paid out as damages in a third party claim) or any damages based on lost opportunity, (iii) except in the case of breaches of Fundamental Representations, no Party shall be entitled to recover damages until the total amount of damages suffered (or reasonably excepted to be suffered) by such Party exceeds an amount equal to one percent (1%) of the Mistral Purchase Price (in the case of claims by or against the Mistral Purchaser) or one percent (1%) of the Verlinvest Purchase Price (in the case of claims by or against the Verlinvest Purchaser) (such one percent (1%) amount, in either case, the “Deductible”), and then any recovery by such Party shall only be the amount in excess of such Deductible, (iv) the aggregate amount of damages that such Party may claim in connection with a breach of any representation or warranty contained herein (other than Fundamental Representations) shall be an amount equal to twenty percent (20%) of the Mistral Purchase Price (in the case of claims by or against the Mistral Purchaser) or twenty percent (20%) of the Verlinvest Purchase Price (in the case of claims by or against the Verlinvest Purchaser), and (v) the aggregate amount of damages that such Party may claim in connection with a breach of any representation or warranty contained herein (including in respect of any breach of Fundamental Representations) shall be an amount equal to one hundred percent (100%) of the Mistral Purchase Price (in the case of claims by or against the Mistral Purchaser) or one hundred percent (100%) of the Verlinvest Purchase Price (in the case of claims by or against the Verlinvest Purchaser); provided, that none of the foregoing limitations shall apply in the case of Fraud.

(b)Each Party unconditionally and irrevocably acknowledges and agrees that
(i) the agreements contained in this Article V are an integral part of this Agreement and the Transactions and (ii) without the agreements set forth in this Article V, each other Party would not enter into this Agreement or otherwise agree to consummate the Transactions.
ARTICLE VI MISCELLANEOUS
Section 6.1 Expenses. Except as expressly provided for herein, each of the Parties shall pay the fees and expenses of its respective counsel, accountants and other experts and advisors, and shall pay all other fees and expenses incurred by it in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the Transactions (collectively, with respect to each Party, the “Transaction Fees and Expenses”).
Section 6.2 Publicity. No press release or other public disclosure with respect to this Agreement or the Transactions may be issued by any Party or its Affiliates without the other Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed by such other Party, except to the extent such press release or other public disclosure contains information that is consistent with a press release or other public disclosure previously issued or made in accordance with this Section 6.2; provided, however, that if any Party is required by Law, including the rules of any stock exchange on which such Party’s securities are listed, to issue a press release or other public disclosure with respect to this Agreement or the Transactions, such Party shall consult with, and consider in good faith any reasonable comments of, the other Party as to the content of such press release or other public disclosure with reasonable notice before it is issued.

Section 6.3 Amendment or Modification. This Agreement may not be amended or modified by the Parties, except by an instrument in writing signed by each of the Company, Mistral Purchaser and Verlinvest Purchaser.

Section 6.4 Waiver. Except as otherwise specifically provided herein, any provision of this Agreement may only be waived at any time by an instrument signed in writing by the Party entitled to the benefit thereof. Except as specifically provided herein, the failure or delay of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of, or non-compliance with, this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
Section 6.5 Entire Agreement. This Agreement, the Non-Disclosure Agreement, dated as of April 25, 2024, by and between Mistral Capital Management, LLC and Krispy Kreme, Inc., the Company Disclosure Schedules and Exhibits attached hereto and the other documents and agreements contemplated hereby (including the other Transaction Documents and any documents and agreements contemplated thereby) contain the entire agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the Parties with respect thereto. There are no agreements, undertakings, representations or warranties of any of the Parties with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made or to be made hereunder or thereunder.
Section 6.6 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the Parties and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities.
Section 6.7 Non-Assignability; Binding Effect. This Agreement shall not be assignable, in part or in whole, by any Party without the prior written consent of the other Parties except that each Purchaser may assign any of its rights or obligations under this Agreement to any of its Affiliates, without the prior written consent of any other Party. A purported assignment of this Agreement or any of the rights, Units or obligations hereunder not in compliance with the provisions of the Agreement shall be null and void ab initio. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
Section 6.8 Injunctive Relief. The Parties acknowledge and agree that a violation of any of the terms of this Agreement will cause the other Party irreparable injury for which an adequate remedy at law is not available, and if any Party institutes any action or proceeding to enforce such provisions, any Party against whom such action or proceeding is brought hereby waives the claim or defense therein that an adequate remedy at law exists. Accordingly, it is agreed that each of the Parties will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of this Agreement and to enforce specifically such provisions hereof in any court of competent jurisdiction (including, for the avoidance of doubt, any action to cause a Party to consummate the Transactions), in addition to any other remedy to which they may be entitled at law or equity, except as otherwise specifically provided in this Agreement. Each Party hereby waives any requirement of any posting of bond.
Section 6.9 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective Persons giving them (and in the case of any legal entity, the signature shall be by an appropriate officer thereof) and (i) delivered by hand, (ii) sent by registered mail, return receipt requested, (iii) sent by nationally recognized courier, or (iv) sent by email, subject to the recipient’s telephonic or email confirmation of receipt of such email, to the following addresses:
If to Mistral Purchaser:
c/o Mistral Capital Management, LLC 501 Madison Avenue, 5th Floor
New York, NY 10022
Attention:    Christopher Bradley
Email:    cbradley@mistralequity.com with a copy (which will not constitute notice) to:
DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor New York, NY 10020
Attention:    Sidney Burke
Email:    sidney.burke@us.dlapiper.com If to Verlinvest Purchaser:
Verlinvest Cookies Holdings, Inc. c/o Verlinvest SA
Place Flagey 18
1050 Brussels Belgium Europe
Attention:    Rafaël Hulpiau; Anne-Sophie De Clercq
Email:    rhulpiau@verlinvest.com; asdeclercq@verlinvest.com with a copy (which shall not constitute notice) to:
Alexander Rosenthal and Clément Pointillart
Email:    ar@verlinvest.com; cpointillart@verlinvest.com with a copy (which will not constitute notice) to:
Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas
New York, NY 10036 Attention:    Adi Herman
Email:    AHerman@KRAMERLEVIN.com If to the Company:
Insomnia Cookies Holdings, LLC c/o Insomnia Cookies

345 Seventh Avenue, Suite 1202 New York, New York 10001 Attention:    Louis Smookler
Email:    lsmookler@insomniacookies.com with a copy (which will not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West
New York, NY 10001 Attention:    Sean C. Doyle
Maxim O. Mayer-Cesiano Daniel L. Luks
Email:    sean.doyle@skadden.com maxim.mayercesiano@skadden.com daniel.luks@skadden.com
By written notice to the other Party, any Party may change the address to which notices shall be directed.
Section 6.10    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)This Agreement and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to Contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the laws of any other jurisdiction.
(b)The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the Transactions and each Party hereby irrevocably agrees that all claims in respect of such dispute or any Proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 6.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(d)EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED

HEREBY.    EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.
Section 6.11 Counterparts. This Agreement may be executed in any number of counterparts, and delivered by facsimile or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
Section 6.12 Headings; Interpretation. Captions, headings and titles contained in this Agreement, Exhibits and the Company Disclosure Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, Exhibits or the Company Disclosure Schedules. The phrases “made available to,” “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement mean that a copy of the information or material referred to (i) has been provided by the Company to Purchasers by means of being provided for review in the “Star 2024” electronic data room hosted by Datasite at least one (1) Business Day prior to the date of this Agreement.
Section 6.13 Several Liability of Purchasers. Each Party acknowledges and agrees that
(a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the Parties and neither this Agreement nor any other document or agreement entered into by any Party relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each Purchaser under this Agreement are solely contractual in nature. Notwithstanding anything to the contrary contained in this Agreement, the obligations and liabilities (if any) of Purchasers hereunder shall be several, not joint and several, and no Purchaser shall be liable for any obligation or liability (if any) owed hereunder by any other Purchaser.
Section 6.14    Defined Terms Used in this Agreement.
In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.
“Aggregate Indemnified Tax Amount” means the sum of each Purchaser’s Indemnified Tax Amount.
“Aggregate Percentage Interest” means the sum of each Purchaser’s Percentage Interest (as defined in the Second A&R Operating Agreement).

“Business Day” means any day, other than a Saturday, Sunday, or any other date on which banking and savings and loan institutions are authorized or required to be closed in New York, New York or Brussels, Belgium.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.
“Common Units” has the meaning set forth in the Second A&R Operating Agreement. “Contagion Event” means the outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“COVID-19” means SARS-CoV-2 or COVID-19, and any future resurgence, variants, evolutions or mutations thereof.
“COVID-19 Measures” means any commercially reasonable actions that the Company reasonably determines are necessary or prudent for the Company or any of its Subsidiaries to take in connection with (a) events surrounding any pandemic or public health emergency caused by COVID-19, (b) mitigating the adverse effects of such events, pandemic or public health emergency on the business of the Company and its Subsidiaries, including in response to third-party supply or service disruptions caused by the COVID-19 pandemic and (c) protecting the health and safety of customers, employees and other business relationships to ensure compliance with any Law, guidelines, recommendations or restrictions imposed by the Centers for Disease Control and Prevention, any other Governmental Authorities or quasi-governmental authorities, or any applicable industry group in each case, in respect of COVID-19.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self- insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written and (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an Employee Plan.
“Environmental Law” means any Law relating to pollution or protection of human health or safety (but only as it relates to exposure to hazardous materials) or the environment (including the air, surface water, ground water, wetlands, land surface or subsurface strata), including Laws relating to air and water emissions or discharges, releases or threatened releases of hazardous materials, or otherwise relating to the treatment, storage, disposal, transport, recycling, reporting or handling of hazardous materials.
“Environmental Permits” means all Permits issued under or required by Environmental
Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to an entity (1) a member of any “controlled group”
(as defined in section 414(b) of the Code) of which that entity is also a member, (2) a trade or business, whether or not incorporated, under common control (within the meaning of section 414(c) of the Code) with that entity, or (3) a member of any affiliated service group (within the meaning of section 414(m) of the Code) of which that entity is also a member.
“Event” has the meaning ascribed thereto in the definition of Material Adverse Effect. “Existing Intercompany Debt” means the Intercompany Loan Agreement, dated as of
September 17, 2018, by and between Insomnia Cookies, LLC, as borrower, and KKDC, as lender, as amended by that certain First Amendment to Intercompany Loan Agreement dated as of September 25, 2018, Amendment No. 1 dated as of April 19, 2021, and Amendment No. 2, dated as of October 31, 2023.
“Existing Operating Agreement” means the Amended and Restated Operating Agreement of Insomnia Cookies Holdings, LLC, dated September 17, 2018.
“FDA” means the United States Food and Drug Administration.
“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended, including the rules and regulations promulgated thereunder.
“Food Laws” means all laws, and the rules and regulations promulgated there under, governing the formulation, safety, sanitation, testing, packaging, labeling, manufacturing, packing, holding, warehousing, distributing, sale, exporting, importing, shelf life, record keeping, registration, monitoring, marketing or advertising of the Products, including ingredients, additives, or components thereof. These include, but are not limited to, U.S. Federal Food, Drug, and Cosmetic Act, as amended, and, the Food Allergen Labeling and Consumer Protection Act of 2004, the Organic Foods Production Act, Egg Products Inspection Act, Egg Safety Rule, the Food Safety Modernization Act, the Fair Packaging and Labeling Act, the Sanitary Food Transportation Act, the Agricultural Marketing Act, and California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (Health & Safety Code Sections 25249.5 et seq., and regulations thereunder at CCR Title 27, Div. 4, Ch. 1, Sections 25102 et seq.) (“Proposition 65”), and all comparable federal, state, local, and international regulatory authorities, as well as all comparable international, supranational, state, and local Laws and each of their applicable implementing regulations enforced by regulatory authorities in the jurisdictions where the Company Products are sold and distributed.
“Fraud” means an actual and intentional misrepresentation by a party of a representation or warranty expressly stated in Article II or Article III of this Agreement; which satisfies each of the following conditions: (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made; (b) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate when made; (c) such party had the specific intent to deceive another party and induce such other party to enter into this Agreement; and (d) such other party reasonably relied on such false or inaccurate representation or warranty in entering into this Agreement. “Fraud” shall not include any cause of action under law or equity, including for fraud, based on constructive or imputed knowledge, negligence or recklessness and only the Persons who committed Fraud shall be responsible for such Fraud and only to the party established to have suffered from such Fraud.
“FTC” means the United States Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the U.S., as in effect as of any date of determination.
“Governmental Authority” means any federal, state, local, municipal or foreign government, regulatory, self-regulatory, legislative or administrative body, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.
“Hazardous Material” means any substance, pollutant, contaminant, material and waste that is regulated by any Law or Order or is classified in any Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, gasoline, diesel fuel, petroleum, petroleum by-products or petroleum products, radioactive materials and radon gas, per- and polyfluoroalkyl substances, and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability may be imposed under any Environmental Law.

“Indemnified Tax Amount” means, with respect to either Purchaser, as applicable, an amount equal to the product of (i) such Purchaser’s Percentage Interest (as defined in the Second A&R Operating Agreement) and (ii) the sum of, without duplication, (A) all Taxes (or the non- payment thereof) of the Company or any of its Subsidiaries for any tax period (or portion thereof) ending on or before the Closing Date, (B) any and all Taxes of any Person (other than the Company or its Subsidiaries) imposed on the Company or its Subsidiaries as a transferee or successor, by contract (other than pursuant to customary provisions included in Contracts entered into in the ordinary course of business the primary purpose of which are not related to Taxes) which Taxes relate to an event or transaction occurring before the Closing Date, and (C) any payment obligation of the Company or any of its Subsidiaries pursuant to a Tax allocation, Tax sharing, Tax indemnity or other similar agreement (other than the Second A&R Operating Agreement or any Contracts entered into in the ordinary course of business the primary purpose of which are not related to Taxes) which obligation relates to an event or transaction occurring before the Closing Date, in each case of clauses (A)-(B), net of any Tax benefits actually realized by the Company or any of its Subsidiaries, provided that the Indemnified Tax Amount shall not include any amount of Taxes resulting from such Purchaser’s breach of any Transaction Documents.
“Indemnity Grossed-Up Amount” means the Aggregate Indemnified Tax Amount multiplied by the Purchasers’ Ownership Adjustment Ratio.
“Indemnity Share” means, with respect to each Purchaser, the quotient of such Purchaser’s Percentage Interest (as defined in the Second A&R Operating Agreement) divided by the Aggregate Percentage Interest.
“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all (i) patents, patent applications, utility models and invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re- examinations, substitutions, and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential or proprietary information, ideas, know- how, inventions, processes, formulae, recipes, ingredient lists, blends, mixing instructions, manufacturing specifications, models and methodologies, (vi) rights of publicity, privacy and rights to personal information, (vii) moral rights and rights of attribution and integrity, and (viii) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.
“IRS” means the U.S. Internal Revenue Service.
“KKDC” means Krispy Kreme Doughnut Corporation, a North Carolina corporation.
“Knowledge” including the phrase “to the Company’s knowledge” means the actual knowledge of the following individuals, after reasonable inquiry of each individual’s direct reports: Seth Berkowitz and Lou Smookler.
“Law” means any law (including common law), constitution, treaty, statute, code, rule, regulation or ordinance of a Governmental Authority having a similar effect, and any Order. All references to a Law shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Liabilities” means any and all debts, liabilities, obligations, or commitments of any nature whatsoever, whether accrued or unaccrued, fixed or variable, absolute or contingent, matured or unmatured, determined or determinable, or otherwise.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security, interest, encumbrance, interference, option, right of first refusal, preemptive right, community property interest, claim, lien or restriction of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” means any event, change, occurrence, development, circumstance, or effect (each, an “Event”) that has a material adverse effect on (a) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company and its Subsidiaries, taken as a whole, to consummate the Transactions on a timely basis; provided that no Event resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute a “Material Adverse Effect”: (i) any changes affecting the national, regional, or world economy or financial, debt, credit, capital or banking markets or conditions in which the Company or any of its Subsidiaries conduct business, including any increase in operating costs or capital expenses (including any disruption thereof), (ii) changes in interest, currency or exchange rates or tariffs or any trade wars, (iii) any national or international political conditions in or affecting any jurisdiction in which the Company or any of its Subsidiaries conduct business, including the engagement by the United States in hostilities, acts of war (including the current war between the Russian Federation and Ukraine and the current war between Israel and Hamas and, in each case, any escalations or new participants therein), or the occurrence or the escalation of any military or terrorist attack upon the United States or any escalation or worsening of any of the same, (iv) any act of God, hurricane, flood, tornado, wild fire, earthquake, landslide, other natural disaster, and any Contagion Event, (v) changes in applicable Law (or interpretations thereof), whether or not related to a Contagion Event (including any COVID-19 Measures) or other public health emergency, (vi) changes in GAAP or other accounting requirements or standards or the interpretation thereof, (vii) changes in the fast casual food service industry in which the Company and its Subsidiaries operate, (viii) the failure of the Company and its Subsidiaries to meet any internal or published projections, estimates or forecasts of revenues, goals, earnings or other measures of financial or operating performance for any period (it being understood that the underlying Events giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred), (ix) any effect resulting from the pendency, public announcement or consummation of the Transactions, including the identity of either Purchaser, as applicable, or its Affiliates (it being understood and agreed that this clause (x) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery, or performance of this Agreement), (xi) the effect of any event or action taken or omission to act by the Company or its Subsidiaries after the date of this Agreement at the written request of such Purchaser, or (xii) the initiation of a Proceeding by any Person with respect to this Agreement or any of the Transactions; provided that to the extent that any Event resulting from a matter set forth in the foregoing clauses (i) – (vii) has a material and disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to the impact such Event has on other Persons operating in the same fast casual food service industry or market as the Company and its Subsidiaries, then the incremental effect (and only the incremental effect) of such Event shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Mistral Incentive Units” has the meaning set forth in the Second A&R Operating Agreement.
“Mistral Purchaser Transaction Fees and Expenses” means Transaction Fees and Expenses of Mistral Purchaser.

“Order” means any order, writ, judgment, stipulation, decree, injunction, award or decision of, or consent agreement or similar arrangement with, any Governmental Authority.
“Organizational Documents” means any memorandum and articles of association or incorporation, bylaws, operating agreement, partnership agreement or other equivalent constitutional documents, including, with respect to the Company, the Existing Operating Agreement.
“Parties” means Mistral Purchaser, Verlinvest Purchaser, and the Company (each, a “Party ).
“Permit” means any approvals, authorizations, consents, licenses, franchises, permits, registrations, certificates or other similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Liens” means, collectively, (a) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, and other similar Liens arising or incurred in the ordinary course of business securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes, utilities and other governmental charges or levies that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the books and records of the Company and its Subsidiaries, (c) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, or subdivision agreements, in each case, promulgated by a Governmental Authority, and which do not restrict or are not violated by the Company or any of its Subsidiaries’ use of its real property as currently conducted, (d) non-exclusive licenses of rights in Intellectual Property made to customers in the ordinary course of business, consistent with past practice and not in connection with debt for borrowed money, (e) in the case of leased real property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject in each case, that do not or would not, individually or in the aggregate, materially interfere with the Company or any of its Subsidiaries’ occupancy or use of such leased real property for purposes for which it is currently used in connection the conduct of the Company or any of its Subsidiaries’ business, or (f) Liens resulting from securities Laws.

“Person” means an individual, sole proprietorship, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization or other entity or a Governmental Authority.
“Personal Information” means all data and information defined as “personal information,”, “personal data”, “personally identifiable information,” or any equivalent term, under any Laws, including privacy and/or data security Laws, applicable to the Company or any of its Subsidiaries.
“Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (whether civil or criminal) by or before any Governmental Authority.
“Proceeds Allocation Schedule” means the schedule set forth on Annex A attached hereto. “Purchase Price” means (a) the Mistral Purchase Price or (b) the Verlinvest Purchase Price,

as the context may require.
“Purchaser Transaction Fees and Expenses” means (a) the Mistral Purchaser Transaction Fees and Expenses or (b) the Verlinvest Purchaser Transaction Fees and Expenses, as the context may require.
“Purchasers’ Ownership Adjustment Ratio” means the quotient of (i) one (1) divided by
(ii) the difference between (A) one (1) minus (B) the Aggregate Percentage Interest (expressed as a decimal).
“Redeemed Member” means any member of the Company whose interest in the Company is, or will be, partially redeemed in connection with the Sale pursuant to Section 1.1.
“Redemption” means any redemption of Units in the Company in connection with the Sale pursuant to Section 1.1.
“Redemption Agreements” means the KKDC Redemption Agreement and Management Redemption Agreements.
“Reference Date” means, as of July 17, 2021.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, partners, employees, attorneys, accountants, financial advisors and other representatives and agents.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A Preferred Units” has the meaning set forth in the Second A&R Operating Agreement.
“Service Provider” means, as of any relevant time, any employee, director, officer or individual independent contractor of the Company or any of its Subsidiaries.
“Subsidiary” means, with respect to any Person, any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries, and any other Person, including a joint venture, a general or limited partnership or a limited liability company, in which such Person, directly or indirectly through one or more Subsidiaries, at the time owns at least fifty percent (50%) or more of the ownership Units entitled to vote in the election of managing partners, managers or trustees thereof (or other Persons performing such functions) or acts as the general partner, managing member, trustee (or Persons performing similar functions) of such other Person.
“Tax” means (a) any taxes on gross or net income or profits and gains imposed by any Tax Authority, and (b) all other direct and indirect taxes, levies, duties (including import and export duties), imposts, charges and withholdings in the nature of a tax imposed by any Tax Authority, including any excise, property, real property, capital, value added, sales, use, occupation, transfer, stamp, franchise and payroll taxes, and any and all liability for the payment of any such amounts as a result of any successor or transferee liability, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.
“Tax Authority” means any Governmental Authority competent to impose any Tax or assess or collect any Tax.
“Tax Return” means any return (including any informational return), report, statement, schedule, notice, form, or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any Law relating to any Tax.
“Third Party” means any Person other than (i) a Party, (ii) the Company, or (iii) any Affiliate of any of the foregoing.
“Trademarks” means trademarks, service marks, names, corporate names, trade names, domain names, logos, social media addresses and accounts, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Second A&R Operating Agreement, the Redemption Agreements and each other agreement, document, instrument and certificate contemplated hereby or to be executed by a party hereto or thereto in connection with the execution of the foregoing or the consummation of the Transactions, and to be delivered at or in connection with the Closing.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Treasury Regulations”    means the regulations, including proposed and temporary regulations, promulgated under the Code as such regulations may be amended from time to time.
“U.S.” means the United States of America, including its territories and possessions. “USDA” means the U.S. Department of Agriculture.
“Verlinvest Purchaser Transaction Fees and Expenses”    means Transaction Fees and Expenses of Verlinvest Purchaser.

Additional Terms List
Term    Section
Affiliate    6.14
Aggregate Indemnified Tax Amount    6.14
Agreement    Preamble
Amended and Restated Intercompany Debt    Recitals
Balance Sheet Date    2.10(a)
Board    Recitals
Business Day    6.14
Closing    1.2
Closing Date.    1.2
Code    6.14
Collective Bargaining Agreement    6.14
Common Units    6.14
Company    Preamble
Company Disclosure Schedules    Article II
Company Products    2.19(a)
Confidential Information Agreement    2.8(e)
Contagion Event    6.14
COVID-19.    6.14
COVID-19 Measures    6.14
Discrimination Complaints    2.12(h)
Disguised Sale Units    4.2
Employee Plan    6.14
Enforceability Exceptions    2.3
Environmental Law    6.14
Environmental Permits.    6.14
ERISA    6.14
ERISA Affiliate    6.14
Event    6.14
Existing Intercompany Debt    6.14
Existing Operating Agreement    6.14
FDA.    6.14
FDCA    6.14
Financial Statements    2.10(a)
FLSA    2.12(b)
Food Laws    6.14
Food Regulatory Filings    2.19(c)
Fraud    6.14
FTC    6.14
GAAP    6.14
Governmental Authority    6.14
Hazardous Material    6.14
Indemnity Grossed-Up Amount    6.14
Indemnity Share    6.14

Intellectual Property    6.14
Intended Tax Treatment    4.2
IRS    6.14
KKDC    Preamble
KKDC Redemption Agreement    Recitals
Knowledge    6.14
Law    6.14
Lease Guaranties    2.21(d)
Liabilities    6.14
Lien    6.14
Management Member    1.3(a)(ii)
Management Members    1.3(a)(ii)
Management Redemption Agreement    Recitals
Material Adverse Effect    6.14
Material Contracts    2.15(a)
Mistral Purchase Price    1.1(b)
Mistral Purchaser    Preamble
Mistral Purchaser Transaction Fees and Expenses    6.14
Most Recent Financial Statements    2.10(a)
Order    6.14
Organizational Documents    6.14
Owned Real Property    2.21(a)
Parcel.    2.21(a)
Parties    6.14
Party    6.14
Permit    6.14
Permitted Liens    6.14
Person    6.14
Personal Information    6.14
Preferred Units    1.1(a)
Privacy Requirements    2.8(h)
Proceeding    6.14
Proceeds Allocation Schedule    6.14
Purchase Price    6.14
Purchase Price Allocation    4.3
Purchaser    Preamble
Purchaser Transaction Fees and Expenses    6.14
Purchasers' Ownership Adjustment Ratio    6.14
Real Property Lease    2.21(b)
Real Property Leases    2.21(b)
Redeemed Member    6.14
Redemption    6.14
Redemption Agreements    6.14
Reference Date    6.14
Release    6.14
Representatives    6.14
Sale    Recitals

Second A&R Operating Agreement    Recitals
Securities Act    6.14
Series A Preferred Units    6.14
Service Provider    6.14
Subsidiary    6.14
Tax    6.14
Tax Authority    6.14
Tax Return    6.14
Third Party    6.14
to the Company's knowledge    6.14
Trademarks    6.14
Transaction Documents    6.14
Transaction Fees and Expenses    6.1
Transaction Proceeds    1.3(a)
Transactions    6.14
Treasury Regulations    6.14
U.S.    6.14
Units    1.1(a)
USDA    6.14
Verlinvest Purchase Price    1.1(b)
Verlinvest Purchaser    Preamble
Verlinvest Purchaser Transaction Fees and Expenses    6.14
WARN Act    2.12(b)
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement as of the date first written above.

MISTRAL SLEEPLESS HOLDINGS, LLC

By: /s/ Christopher Bradley     Name: Christopher Bradley
Title:    Vice President and Treasurer
[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement as of the date first written above.

VERLINVEST    COOKIES    HOLDINGS, INC.

By: /s/ Alexander Rosenthal     Name: Alexander Rosenthal
Title:    Secretary

By: /s/ Axelle Henry     Name: Axelle Henry
Title:    Treasurer
[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement as of the date first written above.

INSOMNIA COOKIES HOLDINGS, LLC

By: /s/ Seth Berkowitz     Name: Seth Berkowitz
Title:    President and Chief Executive Officer
[Signature Page to Unit Purchase Agreement]

Annex A
PROCEEDS ALLOCATION SCHEDULE